Exhibit 10.13

Krisak and Company
Management Consultants

Brian A. Krisak
President

Mr. Robert A. Whitman
Chairman and CEO
Franklin Covey Company, Inc.
2200 West Parkway Boulevard
Salt Lake City, UT 84119

Dear Bob,

Based upon our recent agreement, I am pleased to provide the proposal for management consulting services to Franklin Covey Company, Inc., as an independent contractor on a best efforts professional basis.

I agree to provide, and Franklin Covey Company, Inc. agrees to contract for, my professional services for a minimum average of eighty hours per month at the rate of $250. per hour beginning September 3, 2001 and ending December 31, 2002.

My services, under your direction, will be to assist yu and your team on projects that we mutually agree may provide significant value to Franklin Covey Company, Inc. Initially these include; research and advisory services on project "Cherry Tree"; organizational alignment and execution solutions development; and, a series of high-level client industry briefings.

Krisak and Company bills monthly on a professional fee plus expense basis. Expenses will be billed in addition to fees and will include: directly related travel; meals; lodging; stenographic; research; computer; telephone; and, postage expenses.

All work and information received will be confidential. Further, I agree to execute Franklin Covey Company, Inc.'s standard confidentiality and non-disclosure agreements.

Assuming this meets with your approval, please sign a copy of this agreement on the following page and return it to me at your earliest convenience.

I appreciate and look forward to the opportunity to continue working with you and your team.

Sincerely,

Brian A. Krisak

Krisak and Company 4400 emerson Ave. Dallas, TX 75205 (214) 219-1299 e-mail:krisakco@swbell.net

Accepts for Franklin Covey Company, Inc.:	/s/ ROBERT A. WHITMAN
Robert A. Whitman, Chairman and CEO

Date:	OCTOBER 3, 2001

Accepts for Krisak and Company:	/s/ BRIAN A. KRISAK
Brian A. Krisak, President

Date:	OCTOBER 3, 2001